Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement on Form S-4 of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC) of our report dated February 24, 2012 relating to the consolidated financial statements of Citrus Corp. and Subsidiaries, which appears in El Paso Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 24, 2012